Exhibit 10.2

AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT, is entered into and effective as of  August 5, 2009 (“Effective Date”) by and between CME Group Inc. (“Employer” or “CME”), a Delaware Business Corporation, having its principal place of business at 30 South Wacker Drive, Chicago, Illinois, and Phupinder Gill (“Executive”) and amends and restates the prior agreement between Executive and Chicago Mercantile Exchange, Inc, originally entered into on the 7th day of November 2003, as subsequently amended (the "Prior Agreement").

R E C I T A L S:

WHEREAS, Employer wishes to retain the services of Executive in the capacity of President, upon the terms and conditions hereinafter set forth and Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties mutually agree as follows:

1.
Employment.  Subject to the terms of the Agreement, Employer hereby agrees to employ Executive during the Agreement Term as President, and Executive hereby accepts such employment. Executive shall report to the Employer’s Chief Executive Officer. The duties of Executive shall include, but not be limited to, the performance of all duties associated with managing and/or overseeing the day to day functions of all CME-wide operations including specifically Trading Floor Operations, the Clearing House, the Globex Control Center (GCC), Corporate Development, Research and Technology. Executive will provide such business and professional services in the performance of his duties that are consistent with Executive’s position as President, and as shall reasonably be assigned to him by the Board. Executive shall devote his full time, ability and attention to the business of Employer during the Agreement Term.

Notwithstanding anything to the contrary contained herein, nothing in the Agreement shall preclude Executive from participating in the affairs of any governmental, educational or other charitable institution, engaging in professional speaking and writing activities, and serving as a member of the board of directors of a publicly held corporation (except for a competitor of Employer), provided Executive notifies the Governance Committee of the Employer’s Board of Directors (“Board”) prior to his participating in any such activities and as long as the Governance Committee does not determine that any such activities interfere with or diminish Executive’s obligations under the Agreement. Executive shall be entitled to retain all fees, royalties and other compensation derived from such activities, in addition to the compensation and other benefits payable to him under the Agreement, but shall disclose such fees to Employer.

2.
Agreement Term.  Agreement Term. Executive shall be employed hereunder for a term which commenced on January 1, 2004, and expires on December 31, 2013, unless sooner terminated as herein provided (“Agreement Term”). The Agreement Term may be extended or renewed only by the mutual written agreement of the parties.

3.	Compensation.

(a)
Annual Base Salary. Effective January 1, 2004, and continuing through December 31, 2007, Employer shall pay to Executive a base salary at a rate not less than $600,000.00 per year (“Base Salary”), payable in accordance with the Employer’s normal payment schedule.

(b)
Bonuses. Executive shall be eligible to participate in the Employer’s Annual Incentive Plan (the “AIP”) as in existence or as amended from time to time in accordance with its terms as applicable to Executive.

(c)
Equity Compensation. Executive shall be eligible to participate in the Chicago Mercantile Exchange Holdings Inc., Amended and Restated Omnibus Stock Plan (“Plan”) as in existence or as amended from time to time, in accordance with the terms of the Plan for executives in the Office of the CEO. In the event of a “Change of Control” (as defined in the Plan) that occurs prior to the Executive’s termination of employment with the Employer, all options and shares previously granted to Executive, whether pursuant to this Agreement or otherwise, will have vesting accelerated so as to become 100% vested. Thereafter, the options will continue to be subject to the terms, definitions and provisions of the Plan and any related option agreement. If Executive is involuntarily terminated without Cause within sixty (60) days prior to a Change of Control, all unvested options and shares which would have been outstanding had Executive been employed on the date of Change of Control become granted and 100% vested. Employer shall cause the Plan and all future grants thereunder to be modified to permit Executive to transfer awards granted thereunder for estate and tax planning purposes to members of Executive’s immediate family or to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders.

4.
Benefits.  Executive shall be entitled to insurance, vacation and other employee benefits commensurate with his position in accordance with Employer’s policies for executives in effect from time to time. Executive acknowledges receipt of a summary of Employer’s employee benefits policies in effect as of the date of this Agreement.

5.
Expense Reimbursement.  During the Agreement Term, Employer shall reimburse Executive, in accordance with Employer’s policies and procedures, for all proper expenses incurred by him in the performance of his duties hereunder.

6.	Termination.

(a)
Death. Upon the death of Executive, this Agreement shall automatically terminate and all rights of Executive and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease, except that (i) compensation which shall have accrued to the date of death, including accrued Base Salary, and other employee benefits to which Executive is entitled upon his death, shall be paid or provided in accordance with the terms of the plans and programs of CME and (ii) Executive shall be fully vested in all outstanding options and shares previously granted to Executive after the Effective Date ("New Agreement Awards") that have not fully vested.  The exercise period for options included in the New Agreement Awards (the "New Agreement Options") upon such a termination shall be 48 months from the date of termination (but not beyond the maximum term of the option).

(b)
Disability. Employer may, at its option, terminate this Agreement upon written notice to Executive if Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of his position required of him hereunder for a continuous period of 90 days or any 120 days within any 12-month period. Upon such termination, all obligations of Employer hereunder shall cease, except that (i) compensation which shall have accrued to the date of disability, including accrued Base Salary, and other employee benefits to which Executive is entitled upon his disability, shall be paid or provided in accordance with the terms of the plans and programs of CME, (ii) Executive shall be fully vested in all New Agreement Awards that have not fully vested and (iii) Executive shall be entitled to the medical benefits described in Section 6(f).  The exercise period for New Agreement Options upon such a termination shall be 48 months from the date of termination (but not beyond the maximum term of the New Agreement Option). In the event of any dispute regarding the existence of Executive’s disability hereunder, the matter shall be resolved as follows: (1) by the determination of a physician selected by the Chief Executive Officer of the Employer; (2) Executive shall have the right to challenge that determination by presenting a contrary determination from a physician of his choice; (3) in such event, a physician selected by agreement of the Executive and the Chief Executive Officer of the Employer will make the final determination. The Executive shall submit to appropriate medical examinations for purposes of making the medical determinations hereunder.

(c)	Cause. Employer may, at its option, terminate Executive’s employment under this Agreement for Cause. As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(1)
any refusal by Executive to perform his duties and responsibilities under this Agreement, as determined after investigation by the Board. Executive, after having been given written notice by Employer, shall have seven (7) days to cure such refusal;

(2)
any intentional act of fraud, embezzlement, theft or misappropriation of Employer’s funds by Executive, as determined after investigation by the Board, or Executive’s admission or conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(3)
any gross negligence or willful misconduct of Executive resulting in a financial loss or liability to the Employer or damage to the reputation of Employer, as determined after investigation by the Board;

(4)	any breach by Executive of any one or more of the covenants contained in Section 7, 8 or 9 hereof;

(5)
any violation of any rule, regulation or guideline imposed by CME or a regulatory or self regulatory body having jurisdiction over Employer, as determined after investigation by the Board.

The exercise of the right of CME to terminate this Agreement pursuant to this Section 6(c) shall not abrogate any other rights or remedies of CME in respect of the breach giving rise to such termination.

If Employer terminates Executive’s employment for Cause, Executive shall be entitled to accrued Base Salary through the date of the termination of his employment, other employee benefits to which Executive is entitled upon his termination of employment with Employer, in accordance with the terms of the plans and programs of CME. Upon termination for Cause, Executive will forfeit any unvested or unearned compensation or long-term incentives, unless otherwise provided herein or specified in the terms of the plans and programs of CME

.
(d)
Termination Without Cause.  Termination Without Cause. Upon 30 days prior written notice to Executive, Employer may terminate this Agreement for any reason other than a reason set forth in sections (a), (b) or (c) of this Section 6. If, during the Agreement Term, Employer terminates the employment of Executive hereunder for any reason other than a reason set forth in subsections (a), (b) or (c) of this Section 6:

(1)
Executive shall be entitled to receive accrued Base Salary through the date of the termination of his employment, and other employee benefits to which Executive is entitled upon his termination of employment with Employer, in accordance with the terms of the plans and programs of Employer;

(2)
subject to Executive’s execution and delivery prior to the Release Deadline (as defined below) of a general release in a form and of a substance satisfactory to Employer, a one time lump sum severance payment equal to 2 times his Base Salary as of the date of Executive’s termination for the remaining term of the Agreement up to a maximum of 24 months of Base Salary, which shall be paid within 14 days of the later of the delivery of such general release to Employer or the date on which such general release becomes irrevocable. For purposes hereof, the “Release Deadline” means the deadline prescribed by Employer for the execution of the general release described in this section (d)(2) of Paragraph 6, which deadline shall in no event be later than 60 days following the date the Executive’s employment terminates;

(3)
the Executive shall be fully vested in all New Agreement Awards that have not fully vested.  The exercise period for New Agreement Options upon such a termination shall be 48 months from the date of termination (but not beyond the maximum term of the New Agreement Option); and

(4)	Executive shall be entitled to the medical benefits described in Section 6(f).

(e)
Voluntary Termination.  Upon 60 days prior written notice to CME (or such shorter period as may be permitted by CME), Executive may voluntarily terminate his employment with CME prior to the end of the Agreement Term for any reason. If Executive voluntarily terminates his employment pursuant to this subsection (e), he shall be entitled to receive accrued Base Salary through the date of the termination of his employment and other employee benefits to which Executive is entitled upon his termination of employment with CME, in accordance with the terms of the plans and programs of CME.  In addition, if Executive’s employment terminates at any time following the expiration of the Agreement Term, such termination shall be treated as a termination under this Section 6(e), except that, upon such termination, the Executive shall be fully vested in all New Agreement Awards that have not fully vested.  The exercise period for New Agreement Options upon such a termination shall be 48 months from the date of termination (but not beyond the maximum term of the New Agreement Option).  In addition, upon such a termination, Executive shall be entitled to the medical benefits described in Section 6(f).

(f)
Upon a termination of Executive’s employment described in Section 6(b), 6(d) or 6(e), Executive shall be entitled to elect to continue coverage for himself and his eligible dependents, for up to 48 months following employment termination, under the medical and dental plans of Employer in which Executive was participating immediately prior to such employment termination.  Executive’s monthly cost for such coverage shall be (i) the applicable COBRA premium for such coverage (which cost shall be applicable during the eighteen (18) month period following termination) and (ii) the monthly premium cost paid by Employer for Executive’s coverage (which cost shall be applicable following expiration of the 18 month COBRA period).  Upon or prior to the commencement of each 12 month period during the 48 month continuation period, Executive shall inform Employer whether Executive elects to continue coverage in accordance with this Section 6(f) for such 12 month period.  In the event that Executive elects to continue such coverage, Employer shall pay to Executive an amount, in a lump sum within 30 days following the commencement of such 12 month period, equal to 150% of the Executive’s total potential monthly cost for such coverage for such 12 month period (based upon the rates in effect at the time of such election).  No payment will be made if (and to the extent) Executive does not elect to continue coverage.  Notwithstanding the foregoing timing requirements, with respect to the initial 12 month period, payment of the lump sum amounts payable under this Paragraph 6(f) up to the maximum amount allowed for de minimis payments under IRS Code Section 409A shall be paid within fourteen (14) days of termination of Executive’s employment. The remainder of the lump sum amounts with respect to the first 12 month period, if any, shall be paid six (6) months after the date Executive terminates employment.  Notwithstanding anything in this Section 6(f) to the contrary, Executive's continued coverage under such plans shall end upon the date, if any, when Executive obtains comparable coverage (as compared to the coverage provided under the applicable plans of Employer) from a subsequent employer of Executive or Executive's spouse.

(g)
All awards of options and shares granted prior to the Effective Date shall be governed by the terms and conditions of such awards at the time of grant (including the applicable provisions of the Prior Agreement).

7.
Confidential Information and Non-Compete.  Executive acknowledges that the successful development of CME’s services and products, including CME’s trading programs and systems, current and potential customer and business relationships, and business strategies and plans requires substantial time and expense. Such efforts generate for CME valuable and proprietary information (“Confidential Information”) which gives CME a business advantage over others who do not have such information. Confidential information includes, but is not limited to the following: trade secrets, technical, business, proprietary or financial information of CME not generally known to the public, business plans, proposals, past and current prospect and customer lists, trading methodologies, systems and programs, training materials, research data bases and computer software; but shall not include information or ideas acquired by Executive prior to his employment with CME if such pre-existing information is generally known in the industry and is not proprietary to CME.

(a)
Executive shall not at anytime during the Agreement Term or thereafter, make use of or disclose, directly or indirectly to any competitor or potential competitor of CME, or divulge, disclose or communicate to any person, firm, corporation, or other legal entity in any manner whatsoever, or for his own benefit and that of any person or entity other than Employer, any Confidential Information. This subsection shall not apply to the extent Executive is required to disclose Confidential Information to any regulatory agency or as otherwise required by law; provided, however, that Executive will promptly notify Employer if Executive is requested by any entity or person to divulge Confidential Information, and will use his best efforts to ensure that Employer has sufficient time to intervene and/or object to such disclosure or otherwise act to protect its interests. Executive shall not disclose any Confidential Information while any such objection is pending.

(b)
Executive agrees that while employed and for a period of one (1) year following the termination of his employment with CME for any reason, the Executive will not accept employment with or act or provide services as an independent contractor or consultant for or on behalf of any derivatives exchange or for any person, organization or entity providing clearing services. Executive acknowledges that such restriction is necessary to protect the Confidential Information he learned through his employment with Employer.

(c)
Upon termination for any reason, Executive shall return to Employer all records, memoranda, notes, plans, reports, computer tapes and equipment, software and other documents or data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof) and all credit cards, keys and other materials and equipment which are Employer’s property that he has in his possession or control.

(d)
If, at any time of enforcement of this Section 7, a court holds that the restrictions stated herein are unreasonable, the parties hereto agree that a maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

8.	Non-solicitation.

(a)
General. Executive acknowledges that Employer invests in recruiting and training, and shares Confidential Information with, its employees. As a result, Executive acknowledges that Employer’s employees are of special, unique and extraordinary value to Employer.

(b)
Non-solicitation. Executive further agrees that for a period of one (1) year following the termination of his employment with CME for any reason he shall not in any manner, directly or indirectly, induce or attempt to induce any employee of CME to terminate or abandon his or her employment with CME for any purpose whatsoever.

(c)
Reformation. If, at any time of enforcement of this Section 8, a court holds that the restrictions stated herein are unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

9.
Intellectual Property.  During the Agreement Term, Executive shall disclose to CME and treat as confidential information all ideas, methodologies, product and technology applications that he develops during the course of his employment with CME that relates directly or indirectly to CME’s business. Executive hereby assigns to CME his entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by Executive or developed or acquired by him during his employment with CME, which may pertain directly or indirectly to the business of the CME. Executive shall at any time during or after the Agreement Term, upon CME’s request, execute, acknowledge and deliver to CME all instruments and do all other acts which are necessary or desirable to enable CME to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries with respect to intellectual property developed or which was being developed during Executive’s employment with CME.

10.
Remedies.  Executive agrees that given the nature of CME’s business, the scope and duration of the restrictions in paragraphs 7, 8 and 9 are reasonable and necessary to protect the legitimate business interests of CME and do not unduly interfere with Executive’s career or economic pursuits. Executive recognizes and agrees that a breach of any or all of the provisions of Sections 7, 8 and 9 will constitute immediate and irreparable harm to CME’s business advantage, for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, Executive acknowledges that CME shall therefore be entitled to seek an injunction or injunctions to prevent any breach or threatened breach of any such section. Such injunctive relief shall not be Employer’s sole remedy. Executive agrees to reimburse CME for all costs and expenses, including reasonable attorney’s fees and costs, incurred by CME in connection with the successful enforcement of its rights under Sections 7, 8 and 9 of this Agreement.

11.	Survival. Sections 7, 8, 9, 10 and 12 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Agreement.

12.
Arbitration.  Except with respect to Sections 7, 8, and 9, any dispute or controversy between CME and Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Chicago, Illinois, in accordance with the following:

(a)	Arbitration hearings will be conducted by the American Arbitration Association (AAA). Except as modified herein, arbitration hearings will be conducted in accordance with AAA’s rules.

(b)
State and federal laws contain statues of limitation which prescribe the time frames within which parties must file a law suit to have their disputes resolved through the court system. These same statutes of limitation will apply in determining the time frame during which the parties must file a request for arbitration.

(c)
If Executive seeks arbitration, Executive shall submit a filing fee to the AAA in an amount equal to the lesser of the filing fee charged in the state or federal court in Chicago, Illinois. The AAA will bill Employer for the balance of the filing and arbitrator’s fees.

(d)
The arbitrator shall have the same authority to award (and shall be limited to awarding) any remedy or relief that a court of competent jurisdiction could award, including compensatory damages, attorney fees, punitive damages and reinstatement. Employer and Executive may be represented by legal counsel or any other individual at their own expense during an arbitration hearing.

(e)	Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(f)
Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of CME and Executive.

13.
Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section 14:

If to CME, to:

Craig S. Donohue
Chief Executive Officer
Chicago Mercantile Exchange Inc.
30 South Wacker Drive
Chicago, IL 60606
(312) 930-3100

With a copy to:

Kathleen M. Cronin
Managing Director, General Counsel and Corporate Secretary
Chicago Mercantile Exchange Inc.
30 South Wacker Drive
Chicago, IL 60606
(312) 930-3488

If to Executive, to:

Phupinder Gill
1833 Portsmouth
Westchester, IL 60154

14.
Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.
Entire Agreement.  This Agreement constitutes the entire Agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof, including, but not limited to, the Prior Agreement (except as specifically provided in Section 6(g)). No other agreement or amendment to this Agreement shall be binding upon either party including, without limitation, any agreement or amendment made hereafter unless in writing, signed by both parties. Executive acknowledges that each of the parties has participated in the preparation of this Agreement and for purposes of principles of law governing the construction of the terms of this Agreement, no party shall be deemed to be the drafter of the same.

16.	Successors and Assigns. This Agreement shall be enforceable by Executive and his heirs, executors, administrators and legal representatives, and by CME and its successors and assigns.

17.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without regard to principles of conflict of laws.

18.	Acknowledgment. Executive acknowledges that he has read, understood, and accepts the provisions of this Agreement.

19.
IRS Code Section 409A. To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A.  The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with Employer for purposes of the Agreement and no payments shall be due to Executive under the Agreement which are payable upon termination of employment unless Executive would be considered to have incurred a “separation from service” from Employer within the meaning of Section 409A.  In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to Executive pursuant to the Agreement shall be construed as a separate identified payment for purposes of Section 409A.  With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CME Group Inc.	Phupinder Gill

By: /s/ Terrence A. Duffy	/s/ Phupinder Gill